Exhibit 99.1

Strongbridge Biopharma plc Reports First Quarter 2021 Financial Results and Provides Corporate Update

~ Reports KEVEYIS® (dichlorphenamide) First Quarter 2021 Revenue of $8.4 Million, a 25 Percent Increase Compared to $6.7 Million of Revenue During First Quarter of 2020 ~

~ Reiterates Full-Year 2021 KEVEYIS® (dichlorphenamide) Revenue Guidance of Approximately $34 Million to $36 Million ~

~ Awaiting Day 74 Letter from U.S. Food & Drug Administration (FDA) for the Company’s New Drug Application (NDA) Submission for RECORLEV® (levoketoconazole) for the Treatment of Endogenous Cushing’s Syndrome ~

~ Receives Notification from United States Patent and Trademark Office that it has Entered a Notice of Allowance Covering a Method of Treating Patients with Cushing’s Syndrome with RECORLEV® (levoketoconazole) ~

~ Strongbridge to Host Conference Call Today at 8:30 am ET ~

Dublin, Ireland and Trevose, Pa., May 12, 2021 – Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today reported financial results for the first quarter of 2021 and provided a corporate update.

“We delivered strong financial results in the first quarter with 25 percent quarter-over-quarter revenue growth achieved with KEVEYIS® (dichlorphenamide) versus the first quarter last year, providing a strong foundation as we enter the second quarter. Looking ahead, Strongbridge remains focused on driving continued revenue growth for KEVEYIS and leveraging our operational and commercial expertise to further accelerate the growth of Strongbridge’s rare disease portfolio,” said John H. Johnson, chief executive officer of Strongbridge Biopharma.

Johnson added, “Strongbridge is currently awaiting notification from the U.S. Food and Drug Administration (FDA) regarding filing of the Company’s New Drug Application (NDA) for RECORLEV® (levoketoconazole) for the treatment of endogenous Cushing’s syndrome. We look forward to receiving the official Day 74 letter shortly and sharing an update thereafter, as well as the potential opportunity to bring a new therapeutic option to the Cushing's syndrome community.”

Corporate & Financial Highlights

Rare Neuromuscular Franchise: KEVEYIS® (dichlorphenamide)

●	The Company achieved KEVEYIS net product sales of $8.4 million for the first quarter ended March 31, 2021, representing a 25 percent increase over first quarter 2020 revenue of $6.7 million. Sales momentum continued in April with KEVEYIS delivering the highest month of net product sales since its launch by the Company in 2017.
o	First quarter performance is attributed to the growth in patients on drug, resulting from new patient starts combined with improved discontinuation rates for existing patients on therapy.
●	In April, a case report concerning a patient with Andersen-Tawil Syndrome switching from acetazolamide to KEVEYIS was presented at the American Academy of Neurology (AAN) virtual meeting. This case report was also recently published in the peer-reviewed journal Neuromuscular Disorders.

Rare Endocrine Franchise: RECORLEV® (levoketoconazole)

•	Strongbridge is currently awaiting filing notification via the Day 74 letter from the FDA regarding the Company’s NDA submission for RECORLEV for the treatment of endogenous Cushing’s syndrome.
•	The United States Patent and Trademark Office (USPTO) has entered a Notice of Allowance for U.S. Patent Application 17/010,387 covering a method of treating Cushing’s syndrome patients with RECORLEV who also take metformin for Type 2 diabetes.
o	This Notice of Allowance concludes the substantive examination of the patent application and is expected to result in the issuance of a U.S. patent after administrative processes are completed.
o	The term of the U.S. patent scheduled to issue from this application will expire in September 2040.
•	Strongbridge continues to prepare for the potential commercial launch of RECORLEV in the first quarter of 2022.
•	In April, a diabetes subgroup analysis from the Phase 3 SONICS study of RECORLEV was published in the peer-reviewed journal, Frontiers in Endocrinology.
•	In March, interim safety and efficacy results, including new data analyses from the Phase 3 LOGICS study, were presented via poster at the Endocrine Society’s (ENDO) 2021 virtual annual meeting.

Corporate Updates

●	Strongbridge reports approximately $73.9 million of cash and cash equivalents as of March 31, 2021.
●	Assuming the availability and full draw-down of the remaining $10 million from its debt facility, the Company believes that it can fund operations as currently planned into, and potentially beyond, the first quarter of 2023.
●	Strongbridge has been recognized as a 2021 Great Place to Work®-Certified company. Great Place to Work® is a global authority on workplace culture, employee experience and the leadership behaviors proven to deliver market-leading revenue and increased innovation.

First Quarter 2021 Financial Results

The Company’s net revenues from sales of KEVEYIS increased $1.7 million, or 25 percent, to $8.4 million for the three months ended March 31, 2021 compared to $6.7 million for the three months ended March 31, 2020. The Company recorded cost of sales of $0.4 million for the three months ended March 31, 2021, compared to cost of sales of $1.0 million for the same period in 2020. Cost of sales decreased due to changes in the assumptions underlying the allocation between the purchase price of our inventory and our supply agreement. Gross margins were 95 percent for three months ended March 31, 2021, compared to gross margins of 85 percent for the same period in 2020.

Selling, general and administrative expenses were $10.9 million for the three months ended March 31, 2021, compared to $10.4 million for the same period in 2020. The increase during the current period was primarily due to an increase in our non-cash stock compensation expense.

Research and development expenses were $5.8 million for the three months ended March 31, 2021, compared to $7.6 million for the same period in 2020. The decrease was primarily due to decreases in costs associated with our LOGICS and OPTICS trials, offset by increases in regulatory costs associated with our NDA submission.

For the three months ended March 31, 2021, basic net loss attributable to ordinary shareholders on a GAAP basis was ($11.8 million), or ($0.18) per share, compared to a basic net loss attributable to ordinary shareholders of ($12.7) million, or ($0.23) per share, for the same period in 2020. Net loss for the three months ended March 31, 2021 was lower than the same period in 2020 due to the increase in KEVEYIS revenue of $1.7 million, the improvement in gross margin and the reduction in research and development expenses. Those decreases were offset by $0.8 million of interest expense recorded in the three months ended March 31, 2021, and a $1.4 million change in the revaluation of the fair value of our liability classified warrants due to the increase in the Company’s stock price in 2021 compared to 2020.

For the three months ended March 31, 2021, non-GAAP basic net loss attributable to ordinary shareholders was ($7.2 million), or ($0.11) per share, compared to a non-GAAP basic net loss attributable to ordinary shareholders of ($10.3 million), or ($0.19) per share, for the same period in 2020. The decrease in non-GAAP net loss during the three months ended March 31, 2021 was primarily due to an increase in KEVEYIS revenue of $1.7 million and improvement in gross margin. In addition, research and development expenses decreased during the three months ended March 31, 2021 compared to the same period in 2020 offset by cash interest expense in the three months ended March 31, 2021.

Select Consolidated Balance Sheet Information (unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
Cash and cash equivalents	$73,898	$87,522
Total assets	108,050	121,100
Long-term debt, net	17,399	17,144
Total liabilities	52,203	55,495
Total shareholders’ equity	55,847	65,605

STRONGBRIDGE BIOPHARMA plc

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	March 31
	2021	2020

Total revenues	$8,382	$6,674

Cost and expenses:
Cost of sales (excluding amortization of intangible asset)	411	969
Selling, general and administrative	10,946	10,403
Research and development	5,839	7,552
Amortization of intangible asset	1,256	1,256
Total cost and expenses	18,452	20,180
Operating loss	(10,070)	(13,506)
Other (expense) income, net:
Interest expense	(782)	—
Unrealized (loss) gain on fair value of warrants	(774)	580
Other (expense) income, net	(188)	228
Total other (expense) income, net	(1,744)	808
Loss before income taxes	(11,814)	(12,698)
Income tax benefit (expense)	—	—
Net loss	$(11,814)	$(12,698)
Other comprehensive loss:
Unrealized gain on marketable securities	—	3
Comprehensive loss	$(11,814)	$(12,695)

Net loss attributable to ordinary shareholders:
Basic	$(11,814)	$(12,698)
Diluted	$(11,814)	$(13,278)
Net loss per share attributable to ordinary shareholders:
Basic	$(0.18)	$(0.23)
Diluted	$(0.18)	$(0.24)
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders:
Basic	67,375,383	54,231,024
Diluted	67,375,383	54,444,681

STRONGBRIDGE BIOPHARMA plc

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31, 2021
				Net loss
		Loss	Net loss	per share
		before	attributable	attributable
	Operating	income	to ordinary	to ordinary
	loss	taxes	shareholders	shareholders

GAAP	$(10,070)	$(11,814)	$(11,814)	$(0.18)

Non-GAAP Adjustments:

Amortization of intangible asset (a)	$1,256	$1,256	$1,256
Stock-based compensation - Selling, General & Admin. (b)	$1,719	$1,719	$1,719
Stock-based compensation - Research & Development (b)	$558	$558	$558
Unrealized loss on fair value of warrants (c)	—	$774	$774
Non-cash interest expense (d)	—	$286	$286

Adjusted	$(6,537)	$(7,221)	$(7,221)	$(0.11)

	Three Months Ended March 31, 2020
				Net loss
		Loss	Net loss	per share
		before	attributable	attributable
	Operating	income	to ordinary	to ordinary
	loss	taxes	shareholders	shareholders

GAAP	$(13,506)	$(12,698)	$(12,698)	$(0.23)

Non-GAAP Adjustments:

Amortization of intangible asset (a)	$1,256	$1,256	$1,256
Stock-based compensation - Selling, General & Admin. (b)	$1,270	$1,270	$1,270
Stock-based compensation - Research & Development (b)	$481	$481	$481
Unrealized gain on fair value of warrants (c)	—	$(580)	$(580)

Adjusted	$(10,499)	$(10,271)	$(10,271)	$(0.19)

(a)	The effects of amortization of the intangible asset are excluded because these charges are non-cash, and we believe such exclusion facilitates investors’ ability to more accurately compare our operating results to those of our peer companies.

(b)	The effects of non-cash employee stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. We believe this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(c)	The unrealized (loss) gain on fair value of warrants is excluded due to the nature of this item, which is non-cash and related primarily to the effect of changes in the company’s stock price at a point in time. We believe such exclusion facilitates investors’ ability to more accurately compare our operating results to those of our peer companies.

(d)	The effects of non-cash interest charges are excluded. We believe such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

Conference Call Details

Strongbridge will host a conference call on Wednesday, May 12, 2021 at 8:30 a.m. ET. To access the live call, dial (844) 285-7153 (domestic) or (478) 219-0180 (international) with conference ID 9478726. The conference call will also be webcast from the Company’s website at www.strongbridgebio.com under the “Investor/Webcasts and Presentations” section. A replay of the call will be made available for one week following the conference call. To hear a replay of the call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) with conference ID 9478726.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV® (levoketoconazole), an adrenal steroidogenesis inhibitor, currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a preclinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

About RECORLEV

RECORLEV® (levoketoconazole) is an investigational adrenal steroidogenesis inhibitor in development for the treatment of patients with endogenous Cushing’s syndrome, a rare but serious and potentially lethal endocrine disease caused by chronic elevated cortisol exposure. RECORLEV is the pure 2S,4R enantiomer of ketoconazole, a steroidogenesis inhibitor. RECORLEV has demonstrated in two successful Phase 3 studies to significantly suppress serum cortisol and has the potential to be a next-generation cortisol inhibitor.

The Phase 3 program for RECORLEV includes SONICS and LOGICS: two multinational studies designed to evaluate the safety and efficacy of RECORLEV when used to treat endogenous Cushing’s syndrome. The SONICS study met its primary and secondary endpoints, demonstrating a statistically significant normalization rate of urinary free cortisol at six months. The LOGICS study, which met its primary endpoint and key secondary endpoint, is a double-blind, placebo-controlled randomized-withdrawal study of RECORLEV that is designed to supplement the long-term efficacy and safety information supplied by SONICS. The ongoing long-term open label OPTICS study will gather further useful information related to the long-term use of RECORLEV.

RECORLEV has received orphan drug designation from the FDA and the European Medicines Agency for the treatment of endogenous Cushing's syndrome.

About KEVEYIS

KEVEYIS® (dichlorphenamide) is indicated for the treatment of primary hyperkalemic periodic paralysis, primary hypokalemic periodic paralysis, and related variants. In clinical studies, the most common side effects of KEVEYIS were a numbness or tingling, difficulty thinking and paying attention, changes in taste, and confusion. These are not all of the possible side effects that you may experience with KEVEYIS. Talk to your doctor if you have any symptoms that bother you or do not go away. You are encouraged to report side effects to Strongbridge Biopharma at 1-855-324-8912, or to the FDA at 1-800-FDA-1088 or visit www.fda.gov/medwatch. For additional KEVEYIS important safety information and the full prescribing information visit www.keveyis.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical facts, contained in this press release, are forward-looking statements, including statements related to 2021 KEVEYIS revenue guidance, expected cash balances and cash runway, potential advantages of RECORLEV, the anticipated timing for the review of the NDA for RECORLEV and the potential launch of RECORLEV (if approved), Strongbridge’s strategy, plans, intellectual property portfolio, outcomes of product development efforts and objectives of management for future operations. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such statement, including risks and uncertainties associated with clinical development and the regulatory approval process, the reproducibility of any reported results showing the benefits of RECORLEV, the adoption of RECORLEV by physicians, if approved, as treatment for any disease and the emergence of unexpected adverse events following regulatory approval and use of the product by patients.  Additional risks and uncertainties relating to Strongbridge and its business can be found under the heading “Risk Factors” in Strongbridge’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent Quarterly Reports on Form 10-Q, as well as its other filings with the SEC. These forward-looking statements are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. The forward-looking statements contained in this press release are made as of the date of this press release, and Strongbridge Biopharma does not assume any obligation to update any forward-looking statements except as required by applicable law.

Contacts:

Corporate & Media Relations
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com

Investor Relations
Solebury Trout
Mike Biega
+1 617-221-9660
mbiega@soleburytrout.com